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                                                                   EXHIBIT 99.1


                                  NEWS RELEASE

                                              For:     U. S. Vision, Inc.

                                              Contact: William A. Schwartz, Jr.
                                                       Chief Executive Officer
                                                       (856) 228-1000

                              FOR IMMEDIATE RELEASE

   U. S. VISION SIGNS ACQUISITION LETTER OF INTENT WITH NORCROSS ROBERTS GROUP

Glendora, New Jersey, December 27, 2000 -- U. S. Vision (Nasdaq:USVI) announced today that its Board of Directors has approved, and the Company has signed, a non-binding letter of intent to be acquired by a group of shareholders consisting of George E. Norcross, III, Joseph J. Roberts, Jr. and Philip A. Norcross ("Norcross Roberts Group"), the current beneficial owners of approximately 24% of U.S. Vision's outstanding common stock, in a transaction which, if consummated, would result in the payment of $4.50 for each outstanding share of U.S. Vision common stock.

The proposed transaction is subject to a number of conditions, including due diligence investigation, the negotiation and execution of a definitive agreement between U. S. Vision and the Norcross Roberts Group, approval by the common stockholders of U.S. Vision, the renewal of certain of the Company's material contracts and the termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act. In addition, the consummation of the transaction is subject to the Norcross Roberts Group obtaining satisfactory financing to complete the acquisition.

U. S. Vision anticipates submitting the transaction to its stockholders for approval and consummating the transaction during the first fiscal quarter of 2001. Shareholders, including the Norcross Roberts Group, who own approximately 59% of the outstanding common stock of the Company, have indicated that they approve of and agreed to vote in favor of the transaction.

William Schwartz, President of U. S. Vision stated that; "The current management team will remain. The Norcross Roberts Group believes that the management group has performed well and they have confidence in this team. The Company's management welcomes the Norcross Roberts Group's future involvement and looks forward to opening additional stores primarily in JCPenney."

U.S. Vision based in Camden County, New Jersey is a leading national retailer of optical products and services primarily through licensed retail optical departments located in regional and national department stores, such as JCPenney, Marshall Field, Sears, Strawbridge's and Hudson's Bay. The Company currently operates 652 locations in 48 states in the United States and Canada. U.S. Vision employs approximately 3,000 employees in North America, including almost 500 in southern New Jersey. The Company's net sales for the year ended January 31, 2000, were $143 million. U. S. Vision's retail optical departments offer an extensive selection of designer brand and private label prescription eyewear, contact lenses, sunglasses and accessories, as well as on-site eye examinations performed by independent optometrists.

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on U.S. Vision, Inc.'s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the factors set forth under the caption "Caution Regarding Forward Looking Statements" in the Company's report on Form 10K for fiscal year ended January 31, 2000 and as may be updated in any subsequent report on Form 10Q, all filed with the Securities and Exchange Commission.

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